Exhibit 99.1

PerkinElmer First Quarter 2020 Financial Performance Update

WALTHAM, Mass. – March 9, 2020 – PerkinElmer, Inc. (NYSE: PKI), a global leader committed to innovating for a healthier world, today announced that it expects first quarter 2020 revenue and earnings per share, both on a GAAP and non-GAAP basis, to be below the Company’s previously communicated guidance.

Prahlad Singh, president and chief executive officer of PerkinElmer, stated, “we experienced a significant deterioration in demand in China during the month of February due to the extension of the Lunar New Year holiday and the ongoing and protracted commercial disruptions in the region as a result of COVID-19. While we have yet to see significant disruption outside of China, we are keenly monitoring the recent virus-related developments across the globe, as increased transmission rates globally could further impact our current and future financial performance. The situation remains highly fluid, and we are evaluating how much revenue we expect to recapture over the remainder of 2020. Our focus first and foremost remains on the health and safety of our employees in China and across the globe. We have been donating instruments, kits, and reagents in regions affected to help combat this growing epidemic.”

The Company will hold its quarterly earnings conference call for the first quarter 2020 on Tuesday, May 5, 2020 at 5:00 p.m. ET, and at that time, plans to provide an update of any potential impact of COVID-19 on its full-year guidance.

About PerkinElmer

PerkinElmer enables scientists, researchers and clinicians to address their most critical challenges across science and healthcare. With a mission focused on innovating for a healthier world, we deliver unique solutions to serve the diagnostics, life sciences, food and applied markets. We strategically partner with customers to enable earlier and more accurate insights supported by deep market knowledge and technical expertise. Our dedicated team of about 13,000 employees worldwide is passionate about helping customers work to create healthier families, improve the quality of life, and sustain the wellbeing and longevity of people globally. The Company reported revenue of approximately $2.9 billion in 2019, serves customers in 190 countries, and is a component of the S&P 500 index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities, acquisitions and divestitures. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) outbreaks of communicable diseases such as COVID-19; (16) economic, political and other risks associated with foreign operations; (17) our ability to retain key personnel; (18) significant disruption in our information technology systems, or cybercrime; (19) our ability to obtain future financing; (20) restrictions in our credit agreements; (21) discontinuation or replacement of LIBOR; (22) the United Kingdom’s withdrawal from the European Union; (23) our ability to realize the full value of our intangible assets; (24) significant fluctuations in our stock price; (25) reduction or elimination of dividends on our common stock; and (26) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Contacts:
Investor Relations:	Media:
Bryan Kipp	Fara Goldberg
(781) 663-5583	(781) 663-5699
bryan.kipp@perkinelmer.com	fara.goldberg@perkinelmer.com